Exhibit 10.1

FIVE STAR SENIOR LIVING INC.
MANAGEMENT INCENTIVE PLAN

I.                                      Purpose of the Plan

The purpose of the Five Star Senior Living Inc. Management Incentive Plan (the “Plan”) is to encourage the executive officers of Five Star Senior Living Inc. (the “Company”) to continue their efforts for the Company by providing opportunities for them to earn cash bonuses and share-based awards (shares issued with respect to any share-based award hereunder shall be issued pursuant to the Five Star Quality Care, Inc. 2014 Equity Compensation Plan or a successor plan) which constitute “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (together with the regulations issued thereunder, “Section 162(m)”).

II.                                Administration

The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company.  All members of the Committee shall qualify at all relevant times as “outside directors” (as that term is defined in Section 162(m)).  Without limitation, the Committee shall have the sole power and authority, consistent with the express terms of the Plan and the requirements of the qualified performance-based compensation exemption from the application of Section 162(m):

(a)                               to select, subject to the eligibility requirements of Section IV, those employees of the Company or a subsidiary or affiliate who shall receive awards under the Plan (“Participants”);

(b)                              to determine all of the terms and conditions of awards (which need not be identical for each Participant or any award);

(c)                               to make adjustments to the terms and conditions applicable to awards in accordance with Section VII;

(d)                             to determine final award amounts to be paid to Participants (including the ability to exercise the discretion to reduce (but not increase) the amount of the award otherwise payable to a Participant);

(e)                               to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(f)                                to construe and interpret the terms and provisions of the Plan and any award in its sole discretion; and

(g)                              to make all other determinations deemed necessary or advisable for the administration of the Plan.

All decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants.  No member of the Committee, nor any officer or employee of the Company or a subsidiary or affiliate acting on behalf of the Committee, shall be personally liable for any action, determination for consistency or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and each and any officer or employee of the Company or a subsidiary or affiliate acting on their behalf shall, to the extent permitted by law, be fully indemnified by the Company in respect of any such action, determination or interpretation.

III.                          Term

The Plan was adopted by the Board on December 7, 2016 (the “Effective Date”), subject to approval by the Company’s stockholders at the 2017 Annual Meeting of Stockholders.  Subject to obtaining such approval, the Plan shall remain in effect until terminated by the Board or the Committee.

IV.                          Eligibility and Participation

Eligibility to participate in the Plan shall be limited to individuals who are executive officers of the Company on the date the Committee determines the Participants in the Plan for the applicable Plan year.  Participants in the Plan shall be selected annually by the Committee from those executive officers eligible to participate in the Plan.

V.                                Performance Period; Maximum Plan Funding Amount

Unless otherwise determined by the Committee, the performance period under the Plan shall be the 12 month period commencing on October 1 of each year and ending on September 30 of the following year.  For each performance period, the maximum amount payable with respect to awards under the Plan shall be 5% of the Company’s EBITDAR, if any, for such performance period (the “Plan Pool”).  For purposes of the Plan, EBITDAR is defined as on Appendix A hereto, and each element of EBITDAR shall be determined in accordance with generally accepted accounting principles (and shall be subject to adjustment pursuant to Section VII).

VI.                          Determination of Participants and Awards for a Performance Period; Contemplated Procedures

(a)                               Not later than the 90th day of each performance period, or if shorter, prior to the time that 25% of the applicable performance period has elapsed (such 90 day or shorter period, the “Window Period”), the Committee shall establish in writing (i) the identity of each of the executive officers who will be Participants in the Plan for such performance period and (ii) the percentage of the aggregate Plan Pool which each Participant is eligible to earn for such performance period (referred to herein as the Participant’s “Maximum Bonus Allocation”).  In no event shall the aggregate Maximum Bonus Allocations to Participants for a performance period exceed 100% of the Plan Pool.

(b)                              Notwithstanding anything in the Plan to the contrary, no Participant shall receive an award under the Plan for any one performance period in excess of 50% of the Plan Pool.  Neither the termination of a Participant’s employment prior to the payment of awards with respect to such performance period, the failure of a Participant to earn or be awarded some or all of his or her bonus hereunder (such as in the case of an exercise of the Committee’s authority to reduce the amount of a bonus otherwise payable hereunder) nor any other event shall result in an increase in any other Participant’s Maximum Bonus Allocation for a performance period.

(c)                               As soon as practicable following the end of the applicable performance period, the Committee shall (i) certify in writing the amount of the Company’s EBITDAR for the performance period (if any), (ii) calculate the amount of the Plan Pool based on such EBITDAR results and (iii) calculate each Participants’ Maximum Bonus Allocation for the performance period.  Following such certification and calculation, the Committee shall determine the Participants’ annual cash bonus and annual share awards for the completed performance period.  The value of the annual cash bonus and annual share awards for the completed performance period may not exceed the Participant’s Maximum Bonus Allocation and may be reduced to a value less than the Participant’s Maximum Bonus Allocation if the Committee determines in its sole discretion to reduce the amount payable (which determination need not be uniform as between Participants).  For purposes of determining whether the value of the annual award exceeds the Participant’s Maximum Bonus Allocation for the performance period, bonus awards shall be measured at their cash value and share awards, whether restricted or not, shall be valued at the closing price of the Company’s common stock on the last trading day prior to the date upon which the Committee makes its final bonus determination.

VII.                    Equitable Adjustment

Solely to the extent consistent with the requirements of the qualified performance-based compensation exemption from the application of Section 162(m), the Committee shall have the authority to make equitable adjustments to the performance measure hereunder in recognition of unusual or nonrecurring events affecting the Company or any subsidiary or affiliate or the financial statements of the Company or any subsidiary or affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

VIII.              Payment of Awards

Cash awards for a performance period will, to the extent earned and established by the Committee under Sections VI and VII, be paid (subject to applicable withholding) as soon as practicable following the Committee’s determination of awards for that performance period, and in no event later than March 15th of the year immediately following the performance period.  Portions of awards payable in shares shall be paid in the form of restricted or unrestricted shares of the Company’s common stock, which may be subject to service based vesting conditions which extend beyond the applicable performance period.

IX.                          Code Section 409A

The intent of the Company is that payments and benefits under the Plan be exempt from the requirements of Section 409A of the Internal Revenue Code and the Plan shall be interpreted and administered in accordance with such intention.

X.                                Other Provisions

(a)                               Except as the Committee may otherwise determine in its sole discretion (subject in all cases to compliance with the qualified performance-based compensation exemption to Section 162(m)), termination of employment of a Participant for any reason prior to the payment of the award for a performance period shall result in such Participant ceasing to be eligible for an award under the Plan for such performance period.

(b)                              The rights and interests of a participant under the Plan shall not be assigned, encumbered or transferred.  No employee or other person shall have any claim or right to be granted an award under the Plan.  Neither the Plan, nor any action taken thereunder, shall be construed as giving a Participant or other person any right to be retained in the employ of the Company or a subsidiary or affiliate.

(c)                               The Company shall have the right to deduct from all payments made under the Plan any taxes required by law to be withheld with respect to such payment.

(d)                             All questions pertaining to the validity, construction and administration of the Plan and any award hereunder shall be determined in conformity with the laws of the state in which the Company is organized.

(e)                               The Board, in its sole discretion, may modify or amend any or all of the Plan at any time and, without notice, may suspend or terminate the Plan entirely.

(f)                                All obligations of the Company under the Plan with respect to awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

(g)                              Awards granted under the Plan shall be subject to any “claw-back” or recoupment policy of the Company in effect from time to time.

(h)                              This Plan shall be unfunded and the Company shall not be required to establish any segregation of assets to assure payment of any awards made hereunder.

(i)           All amounts paid or payable under this Plan shall be subject to the Plan being approved by the Company’s stockholders in accordance with the requirements of Section 162(m); provided that awards may be made hereunder in advance of, and subject to, such approval.

APPENDIX A

For purposes of the Plan, the Company’s EBITDAR shall mean the Company’s earnings or loss excluding interest expense, income tax provision or benefit, depreciation and amortization expenses (including gain or loss on sales of fixed assets), real estate rent expense, gain or loss on extinguishment of debt, results of discontinued operations, unusual or infrequently occurring items, executive compensation under this Plan and litigation settlements.  Each element of EBITDAR listed in the previous sentence shall be calculated in accordance with GAAP.